MBC TOTAL PRIVATE MARKETS ACCESS FUND

FORM OF

INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT (the “Sub-Advisory Agreement”), dated as of _______, 2023, is between (i) MidOcean Credit Fund Management, LP, a Delaware limited partnership (the “Sub-Adviser”), and (ii) Seneca Management, LLC, a Colorado limited liability company (the “Adviser”), and (iii) MBC Total Private Markets Access Fund, a Delaware statutory trust (the “Fund”).

WHEREAS, the Fund is a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Fund has appointed the Adviser as its investment adviser pursuant to the terms of an Investment Management Agreement (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that the Adviser may, at its option, subject to approval by the Board of Trustees of the Fund (the “Board of Trustees” and each member a “Trustee”) and, to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement;

WHEREAS, the Adviser and the Sub-Adviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser wishes to appoint the Sub-Adviser to serve, and the Sub-Adviser wishes to serve, as sub-adviser with respect to the Fund with joint responsibility with the Advisor for management of the Fund’s assets including a portion of the Fund’s assets that will be invested in one or more entities managed by the Sub-Adviser (the “Sub-Advised Assets”);

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Adviser and the Sub-Adviser, intending to be legally bound, hereby agree as follows:

1.	General.

(a)         The Adviser hereby appoints the Sub-Adviser, and the Sub-Adviser hereby undertakes to act, as investment sub-adviser to the Fund to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth, in each case in accordance with:

(i)        the provisions of the Act, the Advisers Act and the Internal Revenue Code of 1986, as amended, and in each case any rules or regulations thereunder;

(ii)       any other applicable provisions of state or federal law;

(iii)      the provisions of the governing documents of the Fund, as amended from time to time and provided to the Sub-Adviser by the Adviser;

(iv)      policies and determinations of the Board of Trustees and the Adviser of which the Sub-Adviser has been notified;

(v)       the fundamental and non-fundamental policies and investment restrictions of the Fund, as reflected in the Fund’s registration statement or as such policies may, from time to time, be amended by the Board of Trustees, or where necessary, by the Fund’s shareholders; and/or

(vi)      the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

(b)         Except to the extent the Fund and the Adviser otherwise agree, references herein to the Fund include references to a subsidiary in respect of the rights and obligations and all other terms set forth in this Sub-Advisory Agreement, as and to the extent applicable.

2.	Duties of the Sub-Adviser.

(a)         The Sub-Adviser shall, jointly with the Advisor and subject to the direction and control of the Fund’s Board of Trustees, (i) formulate a continuing investment program for the Fund and determine what securities or other investments shall be purchased or sold by the Fund; (ii) manage the investment and reinvestment of the Fund’s assets in compliance with the Fund’s investment program and policies as set forth in the Fund’s registration statement; (iii) provide research and analysis relative to the investment program and objectives of the Fund; (iv) determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held in cash or cash equivalents; (v) continuously review, supervise and administer the investment program of the Fund; and (vi) select and provide oversight of the Fund’s service providers including, but not limited to, the Chief Financial Officer, Chief Compliance Officer, and the Fund’s administrator, accountant, transfer agent, and custodian. In furtherance of the foregoing duties, the Adviser and the Sub-Adviser shall each have the right to designate an equal number of members of any investment committee formed to approve investment decisions on behalf of the Fund (the “Investment Committee”) and to designate an equal number of members of the Board of Trustees who are “interested persons” as defined in the Act . The Sub-Adviser shall, at its own expense, provide employees of the Sub-Adviser to serve as officers of the Fund as the Board of Trustees may request. The Sub-Adviser and the Board of Trustees may from time to time agree that the expense of certain officers of the Fund who may also be employees of the Sub-Adviser, including without limitation the Chief Compliance Officer of the Fund and any Assistant Chief Compliance Officers, will be borne in part by the Fund and in part by the Sub-Adviser or entirely by the Fund. In addition, subject to the supervision of, and guidelines agreed upon with, the Adviser and the Fund’s Board of Trustees, the Sub-Adviser shall, (x) manage the investment and reinvestment of the Sub-Advised Assets in compliance with the Funds investment program and policies as set forth in the Fund’s registration statement, (y) determine what investments will be purchased, held, sold or exchanged and what portion of the Sub- Advised Assets will be held in cash or cash equivalents and (z) continuously review, supervise and administer the investment program of the Fund as it relates to the Sub-Advised Assets.

(b)         In addition to managing the Sub-Advised Assets, the Sub-Adviser shall provide advice and recommendations to the Advisor and perform such review and oversight functions as the Advisor may reasonably request, as to the continuing appropriateness of the investment objective, strategies and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund. The Sub-Adviser will comply with the applicable provisions of the Fund’s pricing procedures which it has received and, upon request, will provide reasonable assistance to the Fund in valuing securities held by the Fund.

(c)         Subject to the provisions of this Sub-Advisory Agreement, the Sub-Adviser shall have the authority to buy, sell or otherwise effect investment transactions for and in the name of the Fund with respect to the Fund, including without limitation, the power to enter into swap, futures, options and other agreements with counterparties as the Sub-Adviser deems appropriate from time to time in order to carry out the Sub-Adviser’s responsibilities hereunder. The Sub-Adviser shall provide the Fund in a timely manner with such evidence of actions taken by it on behalf of the Fund, including proxy voting, as may be necessary for the Fund to comply with the requirements of any law, rule, regulation or Commission position.

(d)         The Sub-Adviser shall provide to the Adviser such reports with respect to the Sub-Advised Assets or the Fund, on a monthly, quarterly or annual basis, as the Adviser or the Board of Trustees shall reasonably request or as required by applicable law or regulation.

(e)         The Sub-Adviser shall provide full and prompt disclosure to the Adviser and the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Sub-Adviser or any change in its personnel that could affect the services provided by the Sub-Adviser to the Adviser and the Fund hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Sub-Adviser or any person who controls the Sub-Adviser information regarding the investment performance and general investment methods of the Sub-Adviser or its principals and affiliates relating to the Fund and the performance of the Sub-Adviser’s composite of accounts following the same or similar investment strategies as the Fund, information regarding the results of any examination conducted by the Commission or any other state or federal governmental agency or authority or any self-regulatory organization relating directly or indirectly to the services performed by the Sub-Adviser hereunder with respect to the Fund, and, upon request, other information that the Adviser reasonably deems necessary or desirable to enable the Adviser to monitor the performance of the Sub-Adviser and information that is required, in the reasonable judgment of the Adviser and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(f)         The Sub-Adviser shall maintain such books and records as are required under the Act or other applicable law, based on the services provided by the Sub-Adviser pursuant to this Sub-Advisory Agreement and as are necessary for the Adviser or the Fund to meet its record keeping obligations generally set forth under Section 31 of the Act and rules thereunder; and shall meet with any persons at the request of the Adviser or the Board of Trustees for the purpose of reviewing the Sub-Adviser’s performance under this Sub-Advisory Agreement at reasonable times and upon reasonable advance written notice. The Sub-Adviser agrees that all records which it maintains relating to the Fund are property of the Fund, and the Sub-Adviser will promptly surrender to the Fund any of such records or copies thereof upon the Fund’s request. The Sub-Adviser further agrees to preserve for the periods prescribed under the Act any such records as are required to be maintained by it pursuant to this Sub-Advisory Agreement.

(g)         On each business day the Sub-Adviser shall provide to the Fund’s custodian information relating to all transactions concerning the Fund (to the extent not already provided by the Adviser, the Fund’s custodian, administrator or sub-administrator) and shall provide to the Fund’s custodian, administrator and/or sub-administrator any such additional information as reasonably requested.

(h)         The Sub-Adviser agrees to reimburse the Fund for any reasonable costs associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the Disclosure Documents due to material changes caused by or relating to the Sub-Adviser.

(i)          As the Adviser or the Board of Trustees may request from time to time, the Sub-Adviser shall timely provide to the Adviser (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by the Adviser, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading and provide additional certifications related to the Sub-Adviser’s management of the Sub-Advised Assets (and, to the extent of Sub-Adviser's knowledge, the Fund) in order to support the Fund’s filings on Form N-CSR, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the Act; (ii) a quarterly certification, as well as any requested sub-certifications, with respect to compliance matters related to the Sub-Adviser and the Sub-Adviser’s management of the Sub-Advised Assets (and, to the extent of Sub-Adviser's knowledge, the Fund), in formats reasonably requested by the Adviser, as they may be amended from time to time; and (iii) an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Sub-Adviser’s compliance program, in a format reasonably requested by the Adviser.

(j)          The Sub-Adviser may delegate any of its duties and obligations hereunder to any affiliated person that is eligible to serve as an investment adviser to an investment company registered under the Act on such terms and conditions as it deems necessary or appropriate, provided that (i) the Adviser and the Board of Trustees consent to any such delegation and to the terms and conditions thereof, (ii) such delegation is pursuant to a written contract which receives prior approval by the Adviser and the Board of Trustees, which may not be materially amended without prior written approval of the Adviser and the Board of Trustees, and which provides for its automatic termination in the event this Sub-Advisory Agreement is terminated for any reason, and (iii) such delegation is permitted by and in conformity with the Act. The Sub-Adviser shall be liable to the Adviser and the Fund for any loss or damage arising out of, in connection with, or related to the actions, or omissions to act, of any delegee utilized hereunder as if such delegee were a party hereto. The Sub-Adviser shall be solely responsible for compensating any delegee for services rendered, neither the Adviser nor the Fund may be held responsible, or otherwise liable, for the payment of any amount due, or which may become due to any delegee.

3.	Other Activities and Investments.

(a)         The Sub-Adviser and its officers and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Sub-Adviser the conduct of its business shall reasonably require, and none of the Sub-Adviser or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein. The officers and employees of the Sub-Adviser responsible for providing the services of the Sub-Adviser hereunder shall be available upon reasonable notice for consultation with respect to the provision of such services.

(b)         The services of the Sub-Adviser to the Fund are not to be deemed exclusive, and the Sub-Adviser and its affiliates are free to render investment management or similar services to others. To the extent that affiliates of, or other accounts managed by, the Sub-Adviser invest in types of investments that limit the amount of assets and the number of accounts that they will manage or where capacity or access to such investment opportunity is otherwise constrained, the Sub-Adviser may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Sub-Adviser will make allocation decisions in a manner it believes to be fair and equitable to each account under the circumstances. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed of by the Fund. Nothing herein contained in this Sub-Advisory Agreement shall be deemed to preclude the Sub-Adviser or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding, or otherwise dealing with any co-investments in portfolio companies for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)         It is understood that any of the investors, director, officers, and employees of the Adviser may be an investor, director, officer, or employee of, or be otherwise interested in, the Sub-Adviser and in any person controlled by or under common control with the Sub-Adviser and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Adviser. It is also understood that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

4.	Compensation and Expenses.

(a)         As full compensation for its services under this Sub-Advisory Agreement, the Adviser shall pay to the Sub-Adviser a quarterly fee (the “Sub-Advisor Fee”) equal to 50% of the Investment Management Fee and Incentive Fee received by the Adviser during the calendar quarter (calculated as set forth in the Fund’s then-current registration statement filed with the Commission). The Adviser shall pay the Sub-Adviser Fee in arrears not later than ten business days following the Advisor’s receipt of the Investment Management Fee or Incentive Fee, as applicable, from the Fund. If this Sub-Advisory Agreement becomes effective or terminates before the end of any quarter, the fees shall be pro-rated based on the number of days the Sub-Advisory Agreement was in effect during the quarter.

(b)         The Fund will be solely responsible for payment or reimbursement of its incurred or accrued organizational and operating expenses, including those set forth on Schedule A hereto. To the extent that the Sub-Advisor pays any such expenses, such payment will be treated as an advance to be reimbursed by the Fund. The Sub-Adviser will bear all of its expenses incurred in connection with the performance of its services under this Sub-Advisory Agreement that are not reimbursed by the Fund in accordance with Schedule A.

(c)         From time to time, the Adviser may agree to voluntarily limit Fund expenses pursuant to an Expense Limitation Agreement. In the event Fund expenses exceed the Investment Management Fee and the Incentive Fee payable by the Fund pursuant to an Expense Limitation Agreement or otherwise and require a contribution by the Adviser to the Fund of such excess, the Adviser and Sub-Adviser Fee shall each be responsible for one-half of the required contribution. To the extent the Fund reimburses the Adviser for any amounts paid under the Expense Limitation Agreement in a subsequent period, the Sub-Adviser shall be entitled to receive 50% of any such reimbursed amount.

5.	Portfolio Transactions and Brokerage.

(a)         The Sub-Adviser shall place orders with or through such brokers or dealers (herein, “broker-dealers”), futures commission merchants or other persons (including, but not limited to, broker-dealers that are affiliated with the Adviser or the Sub-Adviser) as may be selected by the Sub-Adviser to the extent permitted by applicable laws, regulations and exemptive orders. The Sub-Adviser may effect the purchase and sale of securities in private transactions on such terms and conditions as are customary in such transactions, may use a broker-dealer to effect said transactions, and may enter into a contract in which the broker-dealer acts either as principal or as agent.

(b)         On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws, regulations and exemptive orders, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to seek best execution. In such event, the Sub-Adviser will make allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c)         The Sub-Adviser shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Sub-Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; receipt of brokerage and research services available from or through the broker-dealer in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund; and any other considerations of which the Adviser may notify the Sub-Adviser from time to time. Subject to such policies as the Board of Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Sub-Advisory Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

(d)         The Adviser hereby agrees with the Sub-Adviser that any entity or person associated with the Sub-Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder.

6.	Representations and Warranties of the Sub-Adviser.

The Sub-Adviser hereby represents and warrants to the Fund and the Adviser that:

(a)         The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Sub-Advisory Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Sub-Advisory Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund and to the Adviser; (v) has met and will seek to continue to meet for so long as this Sub-Advisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Sub-Advisory Agreement; and (vii) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(b)         The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Adviser with a copy of the code of ethics.

(c)         The Sub-Adviser has provided the Adviser with a copy of its Form ADV Part 2, which as of the date of this Sub-Advisory Agreement is its Form ADV Part 2 as most recently deemed to be filed with the Commission, and promptly will furnish a copy of all amendments thereto to the Adviser.

(d)         There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Sub-Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Sub-Adviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Sub-Adviser’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect any of the Sub-Adviser’s assets; (iii) materially impair the Sub-Adviser’s ability to discharge its obligations under this Sub-Advisory Agreement; or (iv) result in a matter which would require an amendment to the Sub-Adviser’s Form ADV Part 2; and the Sub-Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(e)         All references in the Disclosure Documents concerning the Sub-Adviser and its affiliates and the controlling persons, affiliates, stockholders, members, directors, officers and employees of any of the foregoing provided to the Adviser by the Sub-Adviser or approved by the Sub-Adviser for use in the Disclosure Documents, as well as all performance information provided to the Adviser by the Sub-Adviser or approved by the Sub-Adviser in the Disclosure Documents, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(f)         The Sub-Adviser has supplied to, or made available for review by, the Adviser (and if requested by the Adviser to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by the Sub-Adviser’s performance results and which are in the Sub-Adviser’s possession or to which it has access.

(g)         The Sub-Adviser has all requisite organizational power and authority under applicable state law and federal securities laws to execute, deliver and perform this Sub-Advisory Agreement.

The foregoing representations and warranties shall be continuing and be deemed repeated at and as of all times during the term of this Sub-Advisory Agreement.

7.	Representations and Warranties of the Adviser.

The Adviser represents and warrants to the Sub-Adviser the following:

(a)         The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Sub- Advisory Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by its Investment Advisory Agreement with the Fund; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund and to the Adviser; (v) has met and will seek to continue to meet for so long as this Sub-Advisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Sub-Advisory Agreement; and (vii) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(b)         The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Sub-Adviser with a copy of the code of ethics.

(c)         The Adviser has provided the Sub-Adviser with a copy of its Form ADV Part 2, which as of the date of this Sub-Advisory Agreement is its Form ADV Part 2 as most recently deemed to be filed with the Commission, and promptly will furnish a copy of all amendments thereto to the Sub-Adviser.

(d)         There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Adviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Adviser’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect any of the Adviser’s assets; (iii) materially impair the Adviser’s ability to discharge its obligations under the Advisory Agreement or this Sub-Advisory Agreement; or (iv) result in a matter which would require an amendment to the Adviser’s Form ADV Part 2; and the Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(e)         All references in the Disclosure Documents concerning the Adviser and its affiliates and the controlling persons, affiliates, stockholders, members, directors, officers and employees of any of the foregoing provided to the Sub-Adviser by the Adviser or approved by the Adviser for use in the Disclosure Documents, as well as all performance information provided to the Sub-Adviser by the Adviser or approved by the Adviser for use in the Disclosure Documents, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(f)         The Adviser has supplied to, or made available for review by, the Sub-Adviser (and if requested by the Adviser to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by the Adviser’s performance results and which are in the Adviser’s possession or to which it has access.

(g)         The Adviser has all requisite organizational power and authority under applicable state law and federal securities laws and under the Advisory Agreement with the Fund to execute, deliver and perform this Sub-Advisory Agreement.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

8.	Covenants of the Sub-Adviser.

(a)         If at any time during the term of this Sub-Advisory Agreement, the Sub-Adviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Sub-Adviser’s representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Sub-Adviser will provide prompt written notification to the Fund and the Adviser of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b)         The Sub-Adviser agrees that, during the term of this Sub-Advisory Agreement, it will provide the Fund and the Adviser with updated information relating to the Sub-Adviser’s performance results with respect to the Fund and other clients with the same or similar investment strategies as the Fund (subject to applicable restrictions on the release of client confidential information) as may be reasonably requested from time to time by the Fund and the Adviser as necessary to enable the Adviser and the Fund to comply with their obligations under the Act. The Sub-Adviser shall provide such information within a reasonable period of time after the end of the month to which such updated information relates.

(c)         The Sub-Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or the Adviser, or any of their respective affiliates in offering, marketing or other promotional materials without the prior written consent of the Adviser.

9.	Certain Other Interests.

It is understood that any of the investors, Trustees, officers, and employees of the Fund may be an investor, director, officer, or employee of, or be otherwise interested in, the Sub-Adviser and in any person controlled by or under common control with the Sub-Adviser or the Adviser and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Fund. It is also understood that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

10.	Duration.

Unless terminated earlier pursuant to Section 12 hereof, this Sub-Advisory Agreement shall remain in effect until two years from the date first above written. Thereafter it shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Board of Trustees or by the holders of a majority of the outstanding voting securities of the Fund, and in either case by a majority of the Trustees of the Fund who are not parties to this Sub-Advisory Agreement or interested persons of any such party cast in person (to the extent required by applicable law) at a meeting called for the purpose of voting on such approval.

11.	Indemnification.

(a)         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Sub-Adviser its affiliates and any of their respective partners, members, directors, officers, employees and shareholders (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Sub-Adviser’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Sub-Advisory Agreement.

(b)         Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid by the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Sub-Advisory Agreement.

(c)         Notwithstanding anything in this Sub-Advisory Agreement to the contrary, in no event shall the Adviser or the Sub-Adviser be liable to the other, or to any third party, for special, punitive or consequential damages arising, directly or indirectly from this Sub-Advisory Agreement, even if said party has been advised by the other party of the possibility of such damages.

(d)         In the event either party is unable to perform its obligations under the terms of this Sub-Advisory Agreement, despite having taken commercially reasonable precautions, because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, war, acts of terrorism or other conflicts, government acts, pandemic or health emergency or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Adviser and the Sub-Adviser shall notify each other as soon as reasonably possible following the occurrence of an event described in this Sub-Section.

12.	Termination.

(a)         This Sub-Advisory Agreement shall terminate automatically upon its assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

(b)         This Sub-Advisory Agreement may be terminated by the Adviser or the Board of Trustees: (i) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser’s registration under the Advisers Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Sub-Adviser with immediate effect, if the Adviser or the Board of Trustees determines for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a determination by the Adviser or the Board of Trustees that the Sub-Adviser has breached an obligation or duty under this Sub-Advisory Agreement that, if capable of being cured, is not cured within 30 days of receipt of notice of such breach; or (iv) in its sole discretion, without penalty, upon sixty (60) days prior written notice to the Sub-Adviser. This Sub-Advisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a majority of the outstanding voting securities of the Fund. Termination of this Sub-Advisory Agreement shall not affect Sub-Advisor’s right to receive any compensation or expense reimbursement due to Sub-Advisor under the terms of this Sub-Advisory Agreement with respect to periods or portions thereof ending on or prior to the date of such termination.

(c)         This Sub-Advisory Agreement may be terminated by the Sub-Adviser without penalty at any time, upon sixty (60) days prior written notice, to the Adviser and the Fund.

(d)         In the event of termination of this Sub-Advisory Agreement, all compensation due to the Sub-Adviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid promptly after the next succeeding month’s end.

13.	Notice.

Any notice under this Sub-Advisory Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, or sent by facsimile or electronically, to the other party, with a copy to the Fund, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Adviser:	Seneca Management, LLC
101 University Boulevard, Suite 310
Denver, Colorado 80206
(303) 454-5453
gfitzgerald@mbclp.com
Attention: Garrett Fitzgerald

with a copy to:
John Garrett, General Counsel
jgarrett@mbclp.com

If to the Sub-Adviser:	MidOcean Credit Fund Management, LP
245 Park Avenue, 38th Floor
New York, NY 10167
212-497-1400
dhodges@midoceanpartners.com
Attention: Deborah Hodges, Chief Operating Officer

with a copy to:
Andrew Spring, Chief Financial Officer
Aspring@midoceanpartners.com

14.	Amendments to this Sub-Advisory Agreement.

This Sub-Advisory Agreement may be amended by mutual agreement in writing, subject to approval by the Board of Trustees and the Fund’s shareholders to the extent required by the Act.

15.  Use of Name, Mark and Logo. The Sub-Adviser agrees that the “Mid-Ocean” name, together with any related logos and any service marks containing such name, may be used in connection with the Fund’s business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. The Sub-Adviser shall be entitled to approve each such use of the MidOcean name, logo and service mark by the Fund, which approval shall not be unreasonably withheld or delayed. At such time as this Agreement shall no longer be in effect, the Fund will cease such use. The Fund acknowledges that it has no rights to such name, service marks or logos other than those granted in this paragraph and that the Sub-Adviser reserves to itself the right to grant the non-exclusive right to use such names. service marks and logos to any other person.

16.	Governing Law.

This Sub-Advisory Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware that are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder and without giving effect to principles of conflicts of laws and in accordance with the applicable provisions of the Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

17.	Survival.

The provisions of this Sub-Advisory Agreement shall survive the termination or other expiration of this Sub-Advisory Agreement with respect to any matter arising while this Sub-Advisory Agreement was in effect.

18.	Independent Contractor.

For all purposes of this Sub-Advisory Agreement, the Sub-Adviser shall be an independent contractor and not an employee or dependent agent of the Manager or the Fund; nor shall anything herein be construed as making the Sub-Adviser a partner or co-venturer with the Adviser, the Fund or any of their respective affiliates or clients. Except as provided in this Sub-Advisory Agreement, the Sub-Adviser shall have no authority to bind, obligate, or represent the Adviser or the Fund.

19.	Entire Agreement.

This Sub-Advisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

20.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

21.	Defined Terms.

For the purposes of this Sub-Advisory Agreement, the terms “affiliated person,” “interested person,” “assignment,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the Act, subject, however, to such rules, exemptions, and interpretations as may be adopted, granted, or published by the Commission from time to time.

22.	Captions.

The captions in this Sub-Advisory Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

23.	Severability.

If any one or more provisions in this Sub-Advisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Sub-Advisory Agreement, but this Sub-Advisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

24.	Third-party Beneficiaries.

The Fund is a third-party beneficiary of this Sub-Advisory Agreement and shall be entitled to enforce any and all provisions of this Agreement to the full extent as if it were a party to this Agreement.

25.	Counterparts.

This Sub-Advisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Fund, the Adviser and the Sub-Adviser have caused this Sub-Advisory Agreement to be executed as of the day and year first above written.

SENECA MANAGEMENT, LLC

By:
Name:
Title:

MIDOCEAN CREDIT FUND MANAGEMENT, LP

Ultramar Credit Holdings, Ltd., its General Partner

By:
Name:
Title:

Acknowledged and Agreed:

MBC TOTAL PRIVATE MARKETS ACCESS FUND

By:
Name:
Title:

Schedule A to Sub-Advisory Agreement

The Fund will bear all expenses and costs incurred in the conduct of the Fund’s business, including, without limitation the following:

(a)	all out-of-pocket expenses incurred in connection with the conduct of the Fund’s investment program, including, but not limited to: (i) any fees and expenses related to developing, evaluating, negotiating, structuring, obtaining regulatory approvals for, purchasing, trading, settling, monitoring, holding and disposing of Fund investments (including potential investments that are not ultimately made), (ii) due diligence costs and expenses (which shall include costs and expenses relating to due diligence of and bidding on investment opportunities and attendance at investor meetings by one or more representatives of the Sub-Adviser), (iii) any travel and accommodation expenses incurred, (iv) all fees and expenses due to any legal, financial, accounting, consulting, or other advisors, (v) all fees, costs and expenses of lenders, investments banks and other financing sources in connection with arranging financing for a proposed investment that is not ultimately made, (vi) risk management expenses, (vii) any fee, deposit or down payments of cash or other property that are paid or forfeited in connection with a proposed investment that is not ultimately made and travel costs associated with monitoring of Fund investments and (viii) all fees and expenses incurred in co-investment transacions including investment management and incentive fees paid to sponsors of co-investments;

(b)	legal, accounting, tax, consulting, depositary, valuation and other expenses relating to the administration and operation (including investment operations) of the Fund, including the cost of any third-party or affiliated administrators, advisers (including, for example, lawyers, accountants, consultants, experts and specialists), transfer agents, depositaries, information management systems (whether maintained at the Adviser, Sub-Adviser or not) and data or other service providers and/or vendors, which costs may include an allocable share of the salaries and overhead of employees of affiliates of the Sub-Adviser or its affiliates who provide these services to the Fund;

(c)	audit and certification fees and expenses and the costs of printing and distributing related reports;

(d)	principal, interest and other expenses associated with any borrowings or other financing by the Fund (including costs and expenses of lenders, investment banks and other financing sources in connection with the arranging of such borrowings and any related expenses or professional fees incurred in connection with any procedure reports for lenders and any indemnification obligations);

(e)	the Advisory Fee and Incentive Fee;

(f)	distribution and/or shareholder servicing fees;

(g)	costs relating to the Fund’s distributor;

(h)	fees and expenses of Trustees not also serving in an executive officer capacity for the Fund, the Adviser and/or the Sub-Adviser and the fees and expenses of independent counsel thereto, and the costs and expenses of holding any meetings of the Board of Trustees or investors of the Fund that are regularly scheduled, permitted, or required to be held under the terms of the fund’s governing documents, the 1940 Act, or other applicable law;

(i)	the cost of effecting sales and repurchases of the Fund’s and other securities;

(j)	the cost associated with making the Fund’s shares available for secondary transfers through auctions conducted via Nasdaq Fund Secondaries, LLC and its registered broker dealer and alternative trading system subsidiary, NFSTX, LLC or any successor organization or any similar arrangement;

(k)	costs incurred in connection with investor reporting and preparing, printing and distributing reports and other communications, including repurchase offer correspondence or similar materials, to Shareholders and potential investors, including information technology costs related thereto;

(l)	insurance, indemnity and litigation expenses, including the cost of liability insurance and a fidelity bond for the Fund and directors and officers liability insurance and any related premiums;

(m)	the cost and expenses associated with applicable legal, tax, regulatory and statutory requirements, including compliance with any Fund-related agreements and agreements with investors and any audit by a regulatory authority;

(n)	the compensation of the Fund’s Chief Compliance Officer and the salary of any compliance personnel of the Sub-Adviser and its affiliates who provide compliance-related services to the Fund, provided such salary expenses are properly allocated between the Fund and other affiliates, as applicable, and any costs associated with the monitoring, testing and revision of the Fund’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act;

(o)	any and all fees and expenses associated with any third-party examinations or audits (including other similar services) of the Fund, the Adviser and the Sub-Adviser that are attributable to the operation of the Fund;

(p)	all taxes and any fees or other governmental charges levied against the Fund;

(q)	all custody, transfer, registration and similar expenses incurred by the Fund and all brokerage, advisory and finders’ fees and commissions and discounts incurred by the Fund in connection with the Fund’s operations, activities, investments or business;

(r)	all initial organizational and initial and ongoing offering costs, fees and expenses and the marketing of, and sale and offering of, the Fund’s shares, including legal, accounting, valuation, filing, capital raising, travel and accommodations incurred in accordance with the Sub-Adviser’s travel policy in effect from time to time, and printing expenses;

(s)	costs associated with reporting and compliance obligations under applicable federal and state securities laws, including compliance with the 1940 Act and the Sarbanes-Oxley Act of 2002;

(t)	recordkeeping, custody and transfer agency fees and expenses of the Fund;

(u)	all costs associated with any restrictions or reorganization of any of the Fund’s investments;

(v)	all expenses of computing the Fund’s net asset value, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties;

(w)	all other expenses incurred by the Fund in connection with the operation and administration of the Fund’s business;

(x)	any expenses incurred outside of the ordinary course of business, including, without limitation, (i) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the rights against any person or entity or similar proceeding, (ii) indemnification expenses as provided for in the Fund’s organizational documents, and (iii) costs incurred in connection with holding and/or soliciting proxies for a meeting of investors of the Fund; and

(y)	such other types of expenses as may be approved from time to time by the Board of Trustees.